BUFFALO GOLD LTD.
(An Exploration Stage Company)

FINANCIAL STATEMENTS
(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

MARCH 31, 2004

____________________________________________________________________________________________________

NOTICE TO READER

These unaudited consolidated financial statements for the first financial quarter ended March 31, 2004 have not been reviewed by our auditors, Davidson & Company, Chartered Accountants. They have been prepared by Buffalo Gold Ltd.'s management in accordance with accounting principles generally accepted in the Canada, consistent with previous quarters and years. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2003.

____________________________________________________________________________________________________

BUFFALO GOLD LTD.
(An Exploration Stage Company)

Balance Sheets
(Expressed in Canadian dollars)
As at March 31, 2004 and December 31, 2003
(Unaudited, Prepared by Management)

	March 31, 2004 (Unaudited)	December 31, 2003
Assets

Current
Cash and cash equivalents	$ 60,204	$ 12,890
Receivables	5,374	20,743
Notes receivable (note 3)	94,955	-
Prepaid expenses	-	13,857

	160,533	47,490
Exploration properties and deferred costs (note 3)	-	-

	$ 160,533	$ 47,490
Liabilities And Shareholders' Deficiency

Current
Accounts payable and accrued liabilities (note 7)	$ 469,799	$ 443,573
Share subscriptions received (note 4)	44,167	-
Loans payable	152,131	152,131
	666,097	595,704
Amounts due to shareholders	6,272	6,272

	672,369	308,214
Shareholders' deficiency
Share capital (note 4)
Authorized
Unlimited common shares without par value

Issued
4,086,726 (2003 - 4,008,890) common shares	4,252,602	3,742,531
Contributed surplus	54,000	54,000
Deficit	(4,818,438)	(4,841,255)

	(511,836)	(554,486)
	$ 160,533	$ 47,490

Going Concern (note 2)
Subsequent events (note 9)
On behalf of the Board: "James G. Stewart" Director	"Douglas Turnbull" Director

The accompanying notes are an integral part of these financial statements.

____________________________________________________________________________________________________

BUFFALO GOLD LTD.
(An Exploration Stage Company)

Statements of Operations and Deficit
(Expressed in Canadian dollars)
Quarter Ended March 31, 2004
(Unaudited, Prepared by Management)

	March 31, 2004	March 31, 2003
Expenses
Consulting fees	$ 12,750	$ 30,000
Exploration costs	2,500	39,525
Listing, filing and transfer fees	5,298	10,669
Office and miscellaneous	6,138	4,037
Professional fees	27,625	42,825
Public relations	-	3,870
Rent	4,800	4,000
Travel and promotion	13,048	3,015

Loss before other items	(72,159)	(137,941)

Other Items
Recovery of property evaluation and due diligence costs (note 3)	94,955	-
Interest income	21	11

Income (loss) for the period	22,817	(137,930)

Deficit, beginning of period	(4,841,255)	(3,880,880)

Deficit, end of period	$ (4,818,438)	$ (4,018,810)

Income (loss) per share
Basic income (loss) per share	$ 0.01	$ (0.04)
Fully diluted income (loss) per share	$ 0.00	$ (0.04)

Weighted average number of shares outstanding
Basic	4,036,261	3,520,259
Fully diluted	5,180,137	3,520,259

The accompanying notes are an integral part of these financial statements.

____________________________________________________________________________________________________

BUFFALO GOLD LTD.
(An Exploration Stage Company)

Statements of Cash Flows
(Expressed in Canadian dollars)
Quarter Ended March 31, 2004
(Unaudited, Prepared by Management)

	March 31, 2004	March 31, 2003
Cash Flows From (Used In) Operating Activities
Income (loss) for the period	$ 22,817	$ (137,930)

Changes in non-cash working capital items:
Decrease (increase) in receivables	15,369	(8,262)
Increase in notes receivable	(94,955)	-
Decrease in prepaid expenses	13,857	-
Increase in accounts payable and accrued liabilities	26,226	20,856

Net cash provided by (used in) operating activities	(16,686)	(125,335)

Cash Flows From Financing Activities
Accounts payable to be settled with capital stock	-	8,000
Share subscriptions received (note 4)	44,167	-
Proceeds from private placement (note 4)	19,833	300,639

Net cash provided by financing activities	64,000	308,639

Cash Flows Used In Investing Activities
Expenditures on exploration properties	-	-

Net cash provided by (used in) investing activities	-	-

Change in cash and cash equivalents during the period	47,314	183,303

Cash and cash equivalents, beginning of period	12,890	6,205

Cash and cash equivalents, end of period	$ 60,204	$ 189,508

The accompanying notes are an integral part of these financial statements.

____________________________________________________________________________________________________

BUFFALO GOLD LTD.
(An Exploration Stage Company)

Notes to the Financial Statements
(Expressed in Canadian dollars)
Quarter Ended March 31, 2004
(Unaudited, Prepared by Management)

1.       Basis of Presentation

On February 17, 2003, the Company changed its name from Buffalo Diamonds Ltd. to Buffalo Gold Ltd. and consolidated its share capital on a 10 old for 1 new basis (note 4).

The Company is in the process of evaluating mineral properties for potential acquisition. To date, the Company has not earned significant revenues and is considered to be in the exploration stage.

The accompanying unaudited financial statements do not include all information and footnote disclosures required for an annual set of financial statements under Canadian or United States generally accepted accounting principles. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows as at March 31, 2004 and for all periods presented, have been included. Interim results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial information. These financial statements conform, in all material respects, with generally accepted accounting principles ("GAAP") in the United States.

These financial statements should be read in conjunction with the financial statements and notes for the fiscal year ended December 31, 2003. The accounting principles applied in these interim consolidated financial statements are consistent to those applied in the annual consolidated financial statements.

2.       Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

At March 31, 2004, the Company has a working capital deficiency of $305,564 (2003 - $548,214), and, without additional funding, is unable to meet its obligations as they fall due. The Company has a significant working capital deficiency and, accordingly, there is substantial doubt about the ability of the Company to continue as a going concern. Management is actively pursuing additional funds by way of private placement to meet its reduced level of general and administrative expenditures. While the Company has been successful in raising funds in the past, there can be no assurance that it will be able to do so in the future.

The operations of the Company have primarily been funded by the issuance of share capital and debt. Continued operations of the Company are dependent on the Company's ability to complete additional equity financings or generate profitable operations in the future. Management's plan in this regard is to secure additional funds through equity financings. Such financings may not be available or may not be available on reasonable terms.

3.      Exploration Properties and Deferred Costs

Calling Lake and Varlaam, Alberta

The Company has an undivided 100% working interest in several mineral exploration permits in the Calling Lake region of Alberta. Pursuant to a letter of agreement dated September 10, 1998, as amended on August 26, 1999, the Company has also acquired a 50% interest in exploration claims, known as the Varlaam property, located contiguous to the Calling Lake property. The Company paid the vendor, New Claymore Resources Inc. ("New Claymore") $50,000 and issued 25,000 common shares of the Company.

In February 2002, the Company and New Claymore granted an option to BHP Billiton Diamonds Inc. ("BHP") to acquire up to a 70% interest in their Calling Lake and Varlaam properties in Alberta. On September 12, 2003, the Company received notice that BHP Billiton Diamonds Inc. had terminated its option to acquire an interest in the Calling Lake and Varlaam Properties owned by the Company and New Claymore. The Company now maintains an ownership interest of 65% with the remaining 35% held by New Claymore.

In 2003, management of the Company decided to write down the carrying value of the properties to $Nil.

Terrawest Properties, Peoples Republic of China

During the year ended December 31, 2003, the Company entered into an agreement to acquire an interest in certain gold properties in the Peoples Republic of China from Terrawest Resource Holdings Ltd. ("Terrawest"). The Company conducted property evaluation and due diligence in 2003. In March 2004, the agreement effectively ended when Terrawest received a notice from its Chinese partners terminating Terrawest's underlying agreement on the subject properties. The Company agreed to abandon any claim against Terrawest in consideration of the delivery to the Company by Terrawest and its principals of two joint and several promissory notes totalling $100,000 in order to compensate the Company for some of the costs incurred by it in pursuing this acquisition. The promissory notes are each for $50,000, fall due on July 30, 2004 and December 31, 2004 respectively and bear interest at the rate of 10% per year after their due dates. The present value of these promissory notes was $94,955 at the date of issue. The Company expects to realize the full amount of the notes.

4.       CAPITAL STOCK

	Number of Shares	Share Capital	Contributed Surplus

Balance at December 31, 2000	1,895,095	$ 3,545,697	$ -
For exploration properties	10,000	15,000	-

Balance at December 31, 2001	1,905,095	3,560,697	-
Settlement of accounts payable	81,834	81,834	-
Private placement	200,000	100,000	-

Balance at December 31, 2002	2,186,929	3,742,531	-
Private placement	1,333,330	300,639	-
Settlement of accounts payable	32,221	28,999	-
Private placement	423,077	151,717	-
Exercise of warrants	33,333	8,883	-
Stock-based compensation	-	-	54,000

Balance at December 31, 2003	4,008,890	4,232,769	54,000
Exercise of warrants	77,836	19,833	-
Share subscription received	-	-	-

Balance at March 31, 2004	4,086,726	$ 4,252,602	$ 54,000

Share subscriptions received

In February 2004, the Company received $44,167 in respect of a planned exercise of share purchase warrants. The share subscription did not complete and in April 2004 this amount was returned to the subscriber.

Share consolidation

Effective February 17, 2003, the Company consolidated its issued share capital on a 10 old for 1 new basis. The authorized share capital remained unchanged. As a result of the share consolidation, the Company's issued share capital decreased from 21,869,294 shares to 2,186,929 shares. The decrease was reflected retroactively as a change in issued share capital. In addition, references to share capital, options and warrants in these financial statements and all prior loss per share information were retroactively restated to give effect to the share consolidation.

Discovery Bonus

In connection with acquiring the Chain Lakes and Calling Lake properties, the company entered into a Discovery Bonus Agreement for the issuance of up to 200,000 common shares at $0.01 per Discovery Bonus Share, with 100,000 common shares to be issued upon discovery of a diamondiferous kimberlite pipe on the Company's mineral properties and a further 100,000 common shares to be issued upon providing a bankable final feasibility study on a commercial diamondiferous pipe. As at March 31, 2004, none of these shares have been issued.

5.       STOCK OPTIONS

In 2003 the Company adopted an incentive stock option plan (the "Plan") to grant options to directors, officers, employees and consultants of the Company. The maximum number of shares reserved for issuance under the Plan shall not exceed 10% of the issued share capital of the Company. Under the Plan, the exercise price of each option may not be less than the market price of the Company's shares at the date of grant. Options granted under the Plan will have a term not to exceed five years.

As at March 31, 2004, the following stock options are outstanding and exercisable:
Number of Shares	Exercise Price	Expiry Date

21,956	$ 2.10	December 6, 2004
256,000	US$ 0.50	April 16, 2008
277,956

There were no changes in the number or terms of stock options in the three months ended March 31, 2004 or 2003.

6.       WARRANTS

As at March 31, 2004, the following share purchase warrants were outstanding:
Number of Shares	Exercise Price	Expiry Date

32,221	US$0.60	April 17, 2004
423,077	US$0.35	September 9, 2004
455,298

The change in share purchase warrants outstanding is as follows:

	March 31, 2004		March 31, 2003
	Warrants Outstanding	Weighted Average Exercise Price	Warrants Outstanding	Weighted Average Exercise Price

At January 1	1,088,630	$ 0.35	200,000	$ 1.00

Granted	-	-	666,665	$ 0.20
Exercised	(77,836)	$ 0.26	-
Expired	(555,496)	$ 0.26	-

At end of period	455,298	$ 0.48	866,665	$ 0.38

The Company has also granted the right to purchase 200,000 shares pursuant to the Discovery Bonus Agreement, as noted in note 4.

7.       RELATED PARTY TRANSACTIONS

The Company incurred the following expenses with a law firm and consulting firms controlled by directors, an officer and a former director:
	2004	2003

Consulting fees	$ 2,500	$ 39,600
Exploration costs	2,500	31,788
Professional fees	2,500	31,788
Rent and office costs	4,962	6,507

Included in accounts payable at March 31, 2004 is $105,595 (2003 - $153,082) due to a law firm controlled by a director and $167,498 (2003 - $164,928) due to companies related by directors, an officer and a former director.

These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

8.       DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED
          ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. These financial statements also conform, in all material respects, with generally accepted accounting principles in the United States of America with respect to recognition, measurement and presentation.

____________________________________________________________________________________________________

<end>